Item 14

Exhibit 11         Computation of Per Share Earnings


                                                       1997            1996          1995

BASIC:
   Net earnings                                     $26,112,680    $16,817,704    $15,585,791
                                                    -----------    -----------    -----------

   Net earnings available to common shareholders    $26,112,680    $16,817,704    $15,585,791
                                                    ===========    ===========    ===========

   Average common shares outstanding                 31,867,743     25,749,860     25,590,129
                                                    ===========    ===========    ===========

   Basic earnings per share                         $      0.82    $      0.65    $      0.61
                                                    ===========    ===========    ===========


DILUTED:
   Net earnings                                     $26,112,680    $16,817,704    $15,585,791
                                                    -----------    -----------    -----------

   Net earnings available to common shareholders    $26,112,680    $16,817,704    $15,585,791
                                                    ===========    ===========    ===========

   Dilutive stock options                                53,469          5,081          5,001
   Average commons shares outstanding                31,867,743     25,749,860     25,590,129
                                                    -----------    -----------    -----------

   Average diluted common shares outstanding         31,921,212     25,754,941     25,595,130
                                                    ===========    ===========    ===========


   Diluted earnings per share                       $      0.82    $      0.65    $      0.61
                                                    ===========    ===========    ===========